Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2006 SECOND QUARTER RESULTS

Mentor, Ohio (November 9, 2005) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2006 second quarter ended September 30, 2005. Fiscal 2006 second quarter revenues increased 7% to $284.4 million, compared with $264.8 million in the second quarter of fiscal 2005, driven by growth in the Healthcare and Isomedix segments. Operating income was $27.0 million compared with $30.9 million in the fiscal 2005 quarter. Net income was $16.4 million compared with net income of $18.9 million in the second quarter of fiscal 2005. Earnings per diluted share were $0.24 compared with $0.27 per diluted share in the same period last year.

“While revenue growth this quarter met our expectations, increased raw material costs, fuel prices and higher operating expenses led to a disappointing bottom line,” said Les C. Vinney, STERIS’s president and chief executive officer. “As we move into the second half of our fiscal year, we anticipate that an increase in organic growth, combined with actions being taken to improve efficiencies across the Company, will result in improved profitability. In particular, within our Life Sciences segment, with the divestiture of the freeze dryer product line in October and the ongoing implementation of improvements to our water purification product line, we anticipate significantly better earnings performance.”

Segment Results

Healthcare revenues for the second quarter increased 8% to $194.0 million driven by increased capital equipment and service revenues, and acquisitions. While growth in sterile processing equipment was strong, it was partially offset by soft demand in surgical support equipment. The Company anticipates that new products will help drive increased surgical equipment sales in the second half of the year. Revenues related to acquired businesses

STERIS Corporation

News Announcement

contributed approximately 4% to the segment revenue increase. Healthcare segment operating profit was $22.8 million for the quarter, compared with $27.3 million in the second quarter of last year. The decline in segment operating profit is primarily attributable to lower gross margins, reflecting increased raw material costs, and increased operating expenses associated with the acquired businesses.

Life Sciences second quarter revenues were $58.4 million, a decline of 5% compared with $61.4 million in the second quarter of fiscal 2005. The decline in revenues largely reflects the divestiture of the Detach product line, which occurred during the third quarter of fiscal 2005, and lower demand for capital equipment in Europe, primarily related to the Company’s freeze dryer product line. Excluding the impact of the divestiture of the freeze dryer product line, the Company noted an increase in order backlog for capital equipment and anticipates positive revenue comparisons in the second half. Life Sciences recorded an operating loss of $0.7 million in the quarter, compared with a loss of $0.8 million in the same period last year.

Second quarter revenues for Isomedix Services increased 32% to $32.0 million, compared with the prior year second quarter, largely reflecting the acquisition of certain assets of the Cosmed Group. Revenues associated with the former Cosmed facilities contributed approximately 27% to the segment revenue increase. Segment operating profit was $5.0 million compared with $4.4 million in the prior year quarter. A lower segment operating margin rate primarily reflected increased operating expenses associated with the acquired facilities and a change in revenue mix.

Cash Flow

Cash provided by operations in the second quarter of fiscal 2006 was $43.2 million, compared with $19.1 million in the second quarter of fiscal 2005, reflecting lower working capital levels. Free cash flow (see note below) was $28.6 million, compared with free cash flow of $4.1 million in the fiscal 2005 quarter, reflecting the increased cash provided by operations. Capital expenditures in the second quarter of fiscal 2006 were $14.6 million, compared with $15.0 million in last year’s second quarter.

STERIS Corporation

News Announcement

Outlook

On October 31, 2005, the Company announced the closing of the sale of its freeze dryer product line, which had revenues of approximately $40 million in fiscal year 2005. The freeze dryer product line sale will be accounted for as a discontinued operation and the results of the product line will be disclosed separately on the consolidated statements of income. It is anticipated that the sale of this product line will result in a pre-tax gain of approximately $4 million ($0.06 per diluted share) in the third quarter of fiscal 2006. The impact of the accounting treatment and the sale, including the gain, is reflected in the outlook information provided below.

Based upon first half results and current anticipated trends for the remainder of the fiscal year, the Company expects revenue growth to be 6% to 8% for the fiscal 2006 full year and third quarter, compared with the same periods in fiscal 2005. Fiscal 2006 earnings, including a gain of approximately $0.06 per diluted share from the sale of the freeze dryer product line, are anticipated to be in the range of $1.30 to $1.34 per diluted share for the full fiscal year and $0.38 to $0.40 per diluted share for the fiscal 2006 third quarter.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on November 9, 2005, until 5:00 p.m. Eastern time on November 23, 2005, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

STERIS Corporation

News Announcement

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Note: Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to invest for growth. Free cash flow is defined as operating cash flow less purchases of property, plant, equipment, and intangibles net (capital expenditures). STERIS’s calculation of free cash flow may vary from other companies.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that the anticipated gain on the sale of the freeze dryer product line may not be realized.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$284,370	$264,846	$561,068	$519,643
Cost of revenues	168,137	153,358	327,064	298,263

Gross profit	116,233	111,488	234,004	221,380
Operating expenses:
Selling, general, and administrative	79,165	71,944	160,958	144,510
Research and development	10,022	8,677	18,751	17,988

	89,187	80,621	179,709	162,498

Income from operations	27,046	30,867	54,295	58,882
Non-operating expense, net	937	685	231	1,386

Income before income tax expense	26,109	30,182	54,064	57,496
Income tax expense	9,694	11,289	20,317	20,986

Net income	$16,415	$18,893	$33,747	$36,510

Earnings per common share (EPS) data:
Basic earnings per common share	$0.24	$0.27	$0.49	$0.53
Diluted earnings per common share	0.24	0.27	0.49	0.52

Cash dividends declared per common share outstanding	0.04	—	0.08	—

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	68,196	69,010	68,661	69,243
Diluted number of common shares outstanding	68,979	69,744	69,432	70,093

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	September 30, 2005	March 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,382	$26,179
Accounts receivable, net	228,141	281,401
Inventories, net	114,721	96,197
Other current assets	19,444	16,355

Total Current Assets	408,688	420,132

Property, plant, and equipment, net	408,285	413,578
Goodwill and intangible assets, net	337,940	350,156
Other assets	1,853	1,856

Total Assets	$1,156,766	$1,185,722

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$62,432	$67,550
Other current liabilities	142,452	154,265

Total Current Liabilities	204,884	221,815

Long-term debt	105,668	104,274
Other liabilities	104,826	103,995
Shareholders’ equity	741,388	755,638

Total Liabilities and Shareholders’ Equity	$1,156,766	$1,185,722

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$193,992	$179,218	$379,752	$347,632
Life Sciences	58,378	61,382	116,810	123,330
STERIS Isomedix Services	32,000	24,246	64,506	48,681

Total Segment Revenues	$284,370	$264,846	$561,068	$519,643

Segment Operating Income (Loss):
Healthcare	$22,794	$27,284	$46,037	$52,098
Life Sciences	(713)	(800)	(3,044)	(2,553)
STERIS Isomedix Services	4,965	4,383	11,302	9,337

Total Segment Operating Income	$27,046	$30,867	$54,295	$58,882

	Fiscal Year 2005
	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Segment Revenues:
Healthcare	$168,414	$179,218	$197,251	$218,996
Life Sciences	61,948	61,382	62,213	65,531
STERIS Isomedix Services	24,435	24,246	24,925	31,186

Total Segment Revenues	$254,797	$264,846	$284,389	$315,713

Segment Operating Income (Loss):
Healthcare	$24,814	$27,284	$35,244	$41,051
Life Sciences	(1,753)	(800)	15	(848)
STERIS Isomedix Services	4,954	4,383	4,653	5,996

Total Segment Operating Income	$28,015	$30,867	$39,912	$46,199

Fiscal 2005 segment revenues and operating results have been reclassified from previously reported amounts to conform with the current period’s presentation, reflecting the change in the reporting of the service business.

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$33,747	$36,510	$16,415	$18,893
Non-cash items	29,003	33,749	15,874	15,851
Working capital adjustments	21,569	(8,883)	10,937	(15,610)

Net cash provided by operating activities	84,319	61,376	43,226	19,134

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(22,737)	(25,535)	(14,593)	(14,990)
Investments in businesses, net of cash acquired	(1,504)	(52,923)	(1,504)	(52,923)

Net cash used in investing activities	(24,241)	(78,458)	(16,097)	(67,913)

Financing Activities:
Proceeds (payments) under credit facilities, net	1,700	(2,158)	(19,900)	3,089
Payments on long-term obligations and capital leases, net	(1,932)	(2,104)	(257)	(986)
Repurchases of common shares	(39,394)	(33,868)	—	(5,719)
Cash dividends paid to common shareholders	(5,494)	—	(2,727)	—
Stock options and other equity transactions, net	5,775	7,589	4,389	4,943

Net cash used in financing activities	(39,345)	(30,541)	(18,495)	1,327
Effect of exchange rate changes on cash and cash equivalents	(530)	—	295	311

Increase (decrease) in cash and cash equivalents	20,203	(47,623)	8,929	(47,141)
Cash and cash equivalents at beginning of period	26,179	80,408	37,453	79,926

Cash and cash equivalents at end of period	$46,382	$32,785	$46,382	$32,785

	Six Months Ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$84,319	$61,376
Purchases of property, plant, equipment, and intangibles, net	22,737	25,535

Free Cash Flow	$61,582	$35,841

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment, and intangibles, net (capital expenditures). Free cash flow is a non-GAAP measure used by the Company to gauge its ability to invest for growth. STERIS’s calculation of free cash flow may vary from other companies.